Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the eToro Group Ltd. 2007 Employee Share Option Plan, eToro Group Ltd. 2021 Share Incentive Plan, as amended, and eToro Group Ltd. 2025 Employee Share Purchase Plan of ETORO GROUP LTD. of our report dated February 28, 2025, with respect to the consolidated financial statements of ETORO GROUP LTD. included in Amendment No. 2 to the Registration Statement (Form F-1 No. 333-286050) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Kost Forer Gabbay & Kasierer

A Member of EY Global

Tel Aviv, Israel

May 20, 2025